Exhibit 99.1

For Immediate Release	Contact: Larry Tannenbaum Chief Financial Officer 650-940-4700
IRIDEX REPORTS IMPROVED SECOND QUARTER
FINANCIAL RESULTS
Net Income more than Triples
Revenue Grows 16%
MOUNTAIN VIEW, CA, AUGUST 3, 2005—IRIDEX Corporation (Nasdaq/NMS: IRIX) today reported improved financial results for the quarter ended July 2, 2005. Revenue for the quarter ended July 2, 2005 was $9.4 million, a 16% increase from the $8.1 million reported for the second quarter of 2004 as well as a 15% sequential increase over the first quarter of 2005. The Company achieved net income of $430,000 or $.05 per share for the second quarter of 2005 compared with $133,000 or $0.02 per share in the second quarter of 2004 and a net loss of $20,000 or $0.00 per share during the first quarter of 2005.
Revenue for the six-month period ended July 2, 2005 was $17.5 million, a 13% improvement compared with the same period of 2004. Net income for the six-month period ended July 2, 2005 was $410,000 compared with net income of $116,000 during the comparable period of 2004.
Ophthalmology sales grew to $7.7 million for the second quarter of 2005, an increase of 15% compared with the second quarter of 2004. Strong domestic VariLite product sales continued to drive growth in the dermatology unit and second quarter dermatology sales were $1.7 million, a 20% increase compared with the corresponding quarter in 2004. During the second quarter 2005, strong sales growth was seen both domestically and internationally, with domestic sales growing to $5.7 million, an 18% increase compared with the second quarter of 2004, and international sales growing to $3.7 million, a 12% increase compared to the second quarter of 2004. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth.
“We are very proud of our strong financial results for the second quarter during which we achieved year-over-year and sequential revenue and earnings growth,” said Barry G. Caldwell, IRIDEX President and CEO. “In addition, during the first six months of 2005, our revenue and earnings were the highest that they have been for any comparable time periods during the past five years. We believe that the investments we have made and continue to make in our core business combined with our strategic focus on building recurring revenue streams are continuing to generate positive returns.”
Mr. Caldwell further commented, “As planned, the introduction of new products has enabled us to improve our gross margins and profitability. In addition, we were able to generate more than $2.0 million in our overall cash position during the quarter and increase it to an all time high of $18.7 million. Looking ahead to the full year and taking into consideration the typical seasonality we see in the third quarter, we are raising our sales guidance for 2005 from around $35 million to a range of $36 million to $38 million.”
Cash, cash equivalents and available for sale securities as of July 2, 2005 was $18.7 million compared with $16.6 million at April 2, 2005 and $18.0 million at January 1, 2005. Inventories decreased to $9.0 million at the end of the second quarter, down from the $9.5 million at the end of the first quarter of 2005 and up $39,000 from the $8.9 million at the end of the fourth quarter of 2004. Inventory turns at the end of the second quarter were approximately 2.1 times, up from the 2.0 turns reported at the end of Q1 2005 and Q4 2004. At the end of the second quarter, accounts receivable was $7.2 million, resulting in day sales outstanding (DSO) of 68 days, compared to the 78 days reported in Q1 2005 and the 76 days reported at the end of 2004.
Conference Call
IRIDEX management will conduct a conference call today at 2:00 p.m. PST/5:00 p.m. EST. Interested parties may access the live conference call via telephone by dialing 800-510-0219 US or 617-614-3451 International and entering Passcode 49455245 or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on August 3, 2005 through August 10, 2005 by dialing 888-286-8010 US or 617-801-6888 International and entering Passcode 38223304. In addition, an archived version of the webcast will be available beginning August 3, 2005 on the Company’s website at www.iridex.com.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth prospects and revenues. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of introduction and market acceptance of the Company’s products, the financial consequences of states not reimbursing for all of the Company’s AMD procedures, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the

fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Sales	$9,387	$8,109	$17,532	$15,501
Cost of sales	4,842	4,302	9,309	8,479

Gross profit	4,545	3,807	8,223	7,022

Operating expenses:
Research and development	922	1,277	1,961	2,384
Sales, general and administrative	3,065	2,404	5,862	4,597

Total operating expenses	3,987	3,681	7,823	6,981

Income from operations	558	126	400	41
Interest and other income, net	130	69	256	129

Income before income taxes	688	195	656	170
Provision for income taxes	(258)	(62)	(246)	(54)

Net income	$430	$133	$410	$116

Net income per common share — basic	$0.06	$0.02	$0.06	$0.02

Net income per common share — diluted	$0.05	$0.02	$0.05	$0.01

Shares used in per common share basic calculations	7,362	7,192	7,339	7,134

Shares used in per common share diluted calculations	7,955	7,786	7,778	7,735

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	July 2,	January 1,
	2005	2005
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,482	$7,931
Available-for-sale securities	8,211	5,773
Accounts receivable, net	7,177	7,404
Inventories	8,961	8,922
Prepaids and other current assets	974	814
Current deferred income taxes	1,808	1,808

Total current assets	37,613	32,652

Long term portion of available-for-sale securities	—	4,324
Property and equipment, net	805	852
Deferred income taxes	1,265	1,265

Total assets	$39,683	$39,093

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,150	$1,233
Accrued expenses	4,666	5,167
Deferred revenue	1,379	910

Total liabilities	7,195	7,310

Stockholders’ Equity:
Common stock	75	74
Additional paid-in capital	25,588	25,281
Accumulated other comprehensive loss	(48)	(35)
Treasury stock	(430)	(430)
Retained earnings	7,303	6,893

Total stockholders’ equity	32,488	31,783

Total liabilities and stockholders’ equity	$39,683	$39,093